AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of May 3, 2011 (this "Amendment") to the Employment Agreement referred to below is entered into by and between Desert Hawk Gold Corp., a Nevada corporation (the "Employer"), and Robert E. Jorgensen, an individual residing in Spokane, Washington (the "Employee")

Recitals:

WHEREAS, the parties have entered into that certain Employment Agreement, dated as of September 1, 2010 (the "Employment Agreement") between the Employer and the Employee, pursuant to which the Employer hired the Employee to be the Chief Executive Officer of the Employer;

WHEREAS, the parties now wish to amend the Employment Agreement and to settle past compensation payable to the Employee;

WHEREAS, the Employer owes certain amounts to the Employee and the sum of any and all amounts owed, as of the date hereof, by the Employer to the Employee including, without limitation with for and respect to (i) salary payments, bonuses, accrued but unpaid vacation, sick payments, accrued but unreimbursed business expenses and all rights accrued in favor of the Employee pursuant to the Employment Agreement, any other document or instrument setting forth the terms of the Employee's employment or engagement with the Employer in any capacity whatsoever, or applicable law, (ii) amounts payable to Employee as a member of the Employer's Board of Directors, and (iii) any loans or advances to the Employer or payment made by the Employee for and on behalf of the Employer is approximately $138,000 (the "Indebtedness");

WHEREAS, the Employer has negotiated a fourth amendment to the Investment Agreement between the Employer and DMRJ Group I, LLC (the "Fourth Amendment") to provide additional loan advances to the Employer and the consummation of the transactions contemplated by the Fourth Amendment, is conditioned, among other things, on the Employer and the Employee amending the Employment Agreement and fully settling the Indebtedness as provided herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Definitions. Reference is hereby made to the Employment Agreement for a statement of the terms thereof. All terms used in this Amendment which are used but not otherwise defined herein shall have the same meanings herein as set forth in the Employment Agreement.

SECTION 2. Amendments.

(a) Amendments to Section 1 (Term). Section 1 of the Employment Agreement is amended to read as follows:

> The initial term of this Agreement shall commence on the Effective Date and shall be for a period ending April 30, 2012 (the "**Initial Term**"), unless it is terminated earlier as provided herein. Beginning on expiration of the Initial Term, and on each anniversary thereafter, unless it is terminated earlier as provided herein or unless the Employer delivers written notice to the Employee of its intention not to extend the Agreement at least ninety (90) days before the expiration of the Initial Term or any anniversary date thereafter, the term of this Agreement shall automatically be extended for unlimited additional one-year terms (the Initial Term and any extension or extensions are referred to herein as the "**Employment Term**"). The terms of this Agreement shall be binding upon the parties hereto from the Effective Date throughout the Employment Term. The restrictive covenants in Section 4(c) and in Section 9 hereof shall survive the termination of this Agreement.

(b) Amendment of Section 6(d) (Termination of Employment—*Termination Without Cause or Constructive Termination Without Cause*). The first paragraph of Section 6(d) is amended to read as follows:

> After the completion of the Initial Term, the Employer may terminate the Employee's employment at any time without Cause, provided that it gives written notice of termination at least ninety (90) days before the date of such termination. If the Employee's employment is terminated without Cause, or if there is a constructive termination without Cause, as defined below, the Employee shall be entitled to receive from the Employer the following:

(c) Deletion of Section 6(d)(vii) (Termination of Employment—*Termination Without Cause or Constructive Termination Without Cause*). Section 6(d)(vii) and the paragraph following such section are eliminated in their entirety as follows:

> ~~(vii) subject to limitations set forth below, a severance benefit in an amount equal to three (3) times the Initial Base Salary if such termination occurs on or before August 31, 2011, and one and one-half (1½) times the largest annual performance compensation pursuant to Section 5(b) hereof received by Employee under the Agreement if such termination occurs after August 31, 2011, but only if (x) Employee executes an agreement releasing the Employer from any further liability under this Agreement, (y) the period for revoking such release has expired, and (z) Employee has not materially breached the Confidential Information Agreement.~~

> ~~The Employee shall be deemed to have earned and the Employer shall pay to Employee 75% of the total severance benefit in Section 6(d)(vii) above within thirty (30) days after all of the applicable conditions are satisfied.~~

~~The remaining 25% of the severance benefit will be deemed earned by Employee, and the Employer shall pay to Employee such remaining 25% of the severance benefit within thirty (30) days following the first anniversary of the Employee's termination date unless the Employee materially breaches the Confidential Information Agreement during the one year period following the Employee's termination date, in which case such remaining 25% of the severance benefit will be deemed unearned and will not be paid. All severance benefits paid to the Employee shall be paid subject to all legally required payroll deductions and withholdings for sums owed by the Employer to the Employee.~~

SECTION 3. Settlement of Indebtedness. For and in complete settlement and discharge of the Indebtedness, the Employer shall issue to the Employee 138,000 shares of its common stock, which shares shall be granted under the Employer's 2008 Stock Option/Stock Issuance Plan. Upon receipt of such shares, Employee, his heirs, executors, administrators, agents, affiliates and assigns, hereby forever fully release and discharge Employer its successors, assigns, attorneys, agents, officers, directors, and affiliates from any and all claims, causes of actions, damages, liabilities or costs (including attorneys fees and legal costs), relating in any way to the Indebtedness or any right accrued in favor of the Employee in connection therewith.

SECTION 4. Bonus Shares. As partial consideration for Employee entering into this Amendment, the Employer shall grant Employee a bonus of 100,000 shares of its common stock to be granted under the Employee's 2008 Stock Option/Stock Issuance Plan immediately upon execution of this Amendment by both parties hereto.

SECTION 5. Effectiveness. This Amendment shall become effective upon the delivery of original duly executed counterparts to this Amendment by the Employer and the Employee.

SECTION 6. General Provisions.

(a) The Employee represents and warrants that the Indebtedness represents any and all the amounts owed by the Employer to the Employee of any nature whatsoever including, without limitation, for and with respect to (i) salary payments, bonuses, accrued but unpaid vacation, sick payments, accrued but unreimbursed business expenses and all rights accrued in favor of the Employee pursuant to the Employment Agreement, any other document or instrument setting forth the terms of the Employee's employment or engagement with the Employer in any capacity whatsoever, or applicable law, (ii) amounts payable to Employee as a member of the Employer's Board of Directors, and (iii) any loans or advances to the Employer or payment made by the Employee for and on behalf of the Employer

(b) Except as amended hereby (i) the Employment Agreement shall continue to be, and shall remain, in full force and effect, and (ii) this Amendment shall not be deemed (A) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Employment Agreement or (B) to prejudice any right or rights which the Employee or the Employer may now have or may have in the future under or in connection with the Employment

Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(c) Employee is hereby advised to consult with an attorney before signing this Amendment. Employee acknowledges that it is his decision whether or not to do so.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment the respective day and year set forth below.

EMPLOYER:

Desert Hawk Gold Corp.

Date: 5/3, 2011

By: Rick Havenstrite

Rick Havenstrite, President

EMPLOYEE:

Date: 5/3, 2011

Robert E. Jorgensen

Robert E. Jorgensen, as an Individual